Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the use of our analysis relating to the evaluation titled Evaluation of Oil and Gas Reserves, To the Interests of the DGOC - Public #9 LTD Partnership, Managed by Diversified Gas & Oil PLC, Pursuant to the Requirements of the United States Securities and Exchange Commission, Effective January 1, 2018, Job 18.1947-A dated February 26, 2018, for use in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc. as having prepared such analysis and as an expert concerning such analysis.

Wright & Company, Inc.
TX Reg. No. F-12302

By:    /s/ D.Randall Wright
D. Randall Wright
President

Wright & Company, Inc.
Brentwood, Tennessee
March 28, 2018